EXHIBIT 99.1

CAPRIUS, INC.
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One Parker Plaza, Fort Lee, NJ 07024                       FOR IMMEDIATE RELEASE
(201) 592-8838 o Fax: (201) 592-9430                       ---------------------


               CAPRIUS SELLS SECOND STERIMED JUNIOR SYSTEM IN THE
                     CARIBBEAN TO DIALYSIS CLINIC IN CURACAO

            - SteriMed System Gaining Acceptance as Attractive Alternative Method to Incineration for the Disposal of Infectious Medical Waste in the Region -


FORT LEE, NJ - OCTOBER 12, 2005 - CAPRIUS, INC. (OTCBB: CAPS) today announced that its subsidiary, M.C.M. Environmental Technologies, Inc. ("MCM"), has sold a SteriMed Junior system to a dialysis clinic in Curacao, Netherlands Antilles.

"This second sale to a dialysis clinic in the Caribbean demonstrates that the SteriMed system is gaining acceptance as an attractive and economic alternative means for disposing of regulated medical waste in the region," said Elliott Koppel, Vice President, Sales & Marketing. "Our SteriMed system offers medical facilities an on-site, safe, easy and economical means for dealing with infectious medical waste."

ABOUT CAPRIUS

     Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection and disposal of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. ("MCM"). The Company's innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical ("red bag") waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste. The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be ~$3 billion in the US and ~$10 billion worldwide. More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com.

SAFE HARBOR STATEMENT

This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "anticipate," "believe," "intend," "plan," "expect" and other similar expressions. The Company's actual results could differ materially from those discussed in, or implied by, such forward-looking statements. You should also be aware of risks and uncertainties that, in the Company's view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing, operations, capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.

Certain of the information concerning economic trends and performance is based upon or derived from information provided by third-party consultants and other industry sources. While the Company believes that such information is accurate and that the sources from which it was obtained are reliable, it cannot guarantee the accuracy of such information, as it has not independently verified the assumptions on which projections of future trends and performance are based.

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CONTACTS
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Beverly Tkaczenko                          Kathy Price
CAPRIUS, INC.                              THE GLOBAL CONSULTING GROUP
Tel: (201) 592-8838, x107                  Tel: (646) 284-9430
Email: beverlyt@caprius.com                Email: kprice@hfgcg.com